Exhibit 10.1

AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on April 12, 2015~~,~~ by and between Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and David M. Davis (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of July 9, 2014 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as provided in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Agreement.

Section 2. Amendment to Section 2(c). Section 2(c) of the Agreement is deleted in its entirety and replaced with the following text:

“(c) Effective as of January 17, 2014, the Executive’s home office of employment has been Minneapolis, Minnesota.”

Section 3. Amendment to Section 3(a). Section 3(a) of the Agreement is modified such that Executive’s base salary shall be increased to $550,000.00 per annum, effective as of January 1, 2015.

Section 4. Amendment to Section 3(b). The second sentence of Section 3(b) of the Agreement is deleted in its entirety and replaced with the following text:

“Executive’s target bonus for each year shall equal 100% of Executive’s Base Salary, but the bonus may be, in the discretion of the Board, increased to up to 150%.”

Section 5. Amendment to Section 4(d). Section 4(d) of the Agreement is deleted in its entirety and replaced with the following text:

“(d) The Company will reimburse the Executive for all reasonable commuting and temporary residence/hotel costs to the metropolitan area where the Company is headquartered until August 1, 2015, subject to the Company’s requirements with respect to reporting and documentation of such expenses. After August 1, 2015 the company will reimburse the Executive for all reasonable commuting costs to the metropolitan area where the Company is headquartered, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 6. Amendment to Section 4(e). Section 4(e) of the Agreement is deleted in its entirety and replaced with the following text.

“(e) If the Executive chooses to establish a permanent residence in the metropolitan area where the Company is headquartered, the Company will reimburse the Executive for all reasonable relocation expenses, including the movement of household goods, in an amount not to exceed $25,000, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 7. Amendment to Section 5(f). Section 5(f) of the Agreement is deleted in its entirety and replaced with the following text:

“(f)  For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Board and/or the Company’s principal executive officer, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of the Executive’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its Subsidiaries or any of their affiliates, or (vii) materially violating any of the terms of the Company’s, its Subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive, or any other breach of this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive. For purposes of this Agreement, “Good Reason” shall mean (i) the Executive is assigned duties materially inconsistent with the Executive’s position as set forth in Section 2(a) of this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by the Executive if prior thereto the Executive has not exercised his right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after written notice thereof by the Executive to the Company, and (z) shall not constitute “Good Reason” if the Executive shall have consented to the performance thereof or (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, or (iii) the Company requiring the Executive, without the Executive’s prior consent, to be permanently based at any office located more than forty-five (45) miles from Executive’s primary residence, excluding travel reasonably required in the performance of the Executive’s duties hereunder and travel consistent with the Executive’s activities prior to the Effective Date.”

Section 8. Effect of Amendment. Except as explicitly amended by the terms of this Amendment, the terms of the Agreement shall remain in effect and are unchanged by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC., a Delaware corporation

By:	/s/ Jay Itzkowitz

Name:	Jay Itzkowitz

Title:	SVP & General Counsel

/s/ David M. Davis
David M. Davis